UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 11, 2016

Spirit Realty Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0001-36004	20-1676382
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	REGULATION FD DISCLOSURE.

On April 11, 2016, Spirit Realty Capital, Inc. (“we,” “our” or “us”) announced the following:
Acquisitions
From January 1, 2016 through April 8, 2016, we acquired 15 properties for a gross acquisition cost of approximately $72.5 million in nine transactions with an initial cash yield of approximately 8.02% (based on in-place base rent payable under the lease) and a weighted average remaining lease term of approximately 15.6 years.
We also have identified and are in various stages of reviewing a number of potential property acquisitions. As of April 8, 2016, we were tracking and evaluating properties that present acquisition opportunities during the second quarter of 2016 with an estimated aggregate purchase price of over $190.0 million, in addition to acquisitions under contract with an aggregate purchase price of approximately $7.0 million. Our acquisition of these properties (other than the acquisitions under contract) is subject to us negotiating and executing with the sellers mutually acceptable definitive and binding purchase and sale agreements. There can be no assurance that the sellers of these properties will be willing to proceed with a transaction, that we will be able to negotiate and execute satisfactory definitive purchase and sale agreements with the sellers, that our due diligence will be satisfactory or that the conditions to closing will be satisfied. As such, there can be no assurance that we will complete any of the potential acquisitions that we are evaluating.
We calculate initial cash yield from acquired properties by dividing the first 12 months of contractual cash rent (excluding any future rent escalations provided for in the lease and contingent rent) by gross investment in the properties. Gross investment in an acquired property includes the contracted purchase price and any related capitalized transaction costs. Because it excludes any future rent increases or additional rent that may be contractually provided for in the lease, as well as any other income or fees that may be earned from lease modifications or asset dispositions, initial cash yield does not represent the annualized investment rate of return of acquired properties. Additionally, actual cash rent earned from acquired properties may differ from the contractual cash rent used in calculating the initial cash yield based on other factors, including difficulties collecting contractual rental revenues and unanticipated expenses at these properties that we cannot pass on to tenants, as well as the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2015.
Dispositions
From January 1, 2016 through April 8, 2016, we disposed of 38 properties for aggregate gross proceeds of approximately $109.9 million, with a capitalization rate of approximately 6.42% (based on in-place base rent payable under the lease) and an overall gain on sale of $16.7 million. This includes three of the six stores that Haggen Holdings, LLC and a number of its affiliates (collectively, “Haggen”) returned to our possession in connection with Haggen’s partial assumption and partial rejection of its master lease with us pursuant to a settlement agreement approved by the bankruptcy court on November 25, 2015. We disposed of these three Haggen stores for gross proceeds of approximately $20.8 million. As of April 8, 2016, we had dispositions under contract that would generate aggregate gross proceeds of approximately $80.3 million. While we expect to complete these dispositions, the consummation of each disposition is subject to customary closing conditions. As a result, there can be no assurance that we will complete these dispositions.
We calculate the capitalization rate for disposed properties as the annualized cash rent on the date of disposition divided by the gross sales price. For multi-tenant properties, non-reimbursable property costs are deducted from the annualized cash rent prior to computing the capitalization rate. Annualized cash rent for a disposed property represents the annualized monthly contractual cash rent under the related lease at time of disposition.

Financing Activity
The $600.0 million revolving credit facility of our operating partnership, Spirit Realty, L.P., includes an accordion feature that allows us to increase the size of the revolving credit facility to up to $1.0 billion, subject to satisfying certain requirements and obtaining additional lender commitments. We are currently seeking additional lender commitments to increase the revolving credit facility by $200.0 million; however, no assurance can be given that we will be successful in obtaining such commitments. The revolving credit facility bears interest at LIBOR plus an applicable margin based on our leverage. The applicable margin in effect at March 31, 2016 was 1.70%. The revolving credit facility was undrawn as of April 8, 2016.
From January 1, 2016 through April 8, 2016, we reduced the amount of outstanding commercial mortgage backed securities and securitized net-lease mortgage notes under our master funding program by $111.0 million (including the extinguishment of $13.6 million of defaulted loans through deed in lieu transfers).
ATM Activity
From January 1, 2016 through April 8, 2016, we sold a total of 3,012,260 shares of our common stock under our at-the-market equity distribution program at an average price per share of $11.17, for an aggregate gross sales price of approximately $33.6 million.
Forward-Looking and Cautionary Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, our continued ability to source new investments, risks associated with using debt to fund our business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, risks related to the potential relocation of our corporate headquarters to Dallas, Texas, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. We expressly disclaim any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Phillip D. Joseph, Jr.
Phillip D. Joseph, Jr. Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)
Date: April 11, 2016